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                ATSI COMMUNICATIONS, INC. AND SUBSIDIARIES            Exhibit 11
                 COMPUTATION OF EARNINGS (LOSS) PER SHARE

                                                          For the three months ended                For the nine months ended
                                                    -------------------------------------    ---------------------------------------
                                                     April 30, 2000       April 30, 2001      April 30, 2000         April 30, 2001
                                                    ----------------     ----------------    ----------------       ----------------
COMPUTATION OF NET LOSS PER SHARE
        Net loss                                            ($7,295)             ($2,304)           ($13,105)              ($10,510)
                                                    ================     ================    ================       ================

WEIGHTED AVERAGE NUMBER OF SHARES OF
   COMMON STOCK OUTSTANDING                                  61,780               74,331              53,448                 69,831
                                                    ================     ================    ================       ================

BASIC LOSS PER COMMON SHARE                                  ($0.12)              ($0.03)             ($0.25)                ($0.15)
                                                    ================     ================    ================       ================

COMPUTATION OF DILUTED LOSS PER SHARE
        Net loss                                            ($7,295)             ($2,304)           ($13,105)              ($10,510)
        Dividends not incurred upon assumed
          conversion of convertible
          preferred stock                                        84                  111                 177                    316
                                                    ----------------     ----------------    ----------------       ----------------
        Net loss applicable to common
          stockholders used for computation                 ($7,211)             ($2,193)           ($12,928)              ($10,194)
                                                    ================     ================    ================       ================

        Weighted average number of shares of
           common stock outstanding                          61,780               74,331              53,448                 69,831

        Weighted average incremental shares
           outstanding upon assumed conversion
           of options and warrants                            3,072                  127               6,065                  1,125

        Weighted average incremental shares
           outstanding upon assumed conversion
           of convertible preferred stock                     2,041               11,301               2,041                 11,778
                                                    ----------------     ----------------    ----------------       ----------------

WEIGHTED AVERAGE COMMON SHARES AND
  COMMON SHARE EQUIVALENTS USED FOR
  COMPUTATION                                                66,893               85,759              61,554                 82,734
                                                    ================     ================    ================       ================

DILUTED LOSS PER COMMON SHARE AND COMMON
                                                    ================     ================    ================       ================
  SHARE EQUIVALENT                                           ($0.11)              ($0.03)             ($0.21)                ($0.12)
                                                    ================     ================    ================       ================
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(a) This calculation is submitted in accordance with Item 601(b)(11) of
    Regulation S-K although it is not required by SFAS No. 128 because it is antidilutive.